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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ......  0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


Print or Type Responses
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
Green, Richard W.                             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Redding Bancorp                     (Month/Day/Year)
     (Last)     (First)     (Middle)
c/o Redding Bancorp                            2/2/99                    ----------------------------------  -----------------------
1951 Churn Creek Road                      ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
----------------------------------------   3. IRS or Social Security          Person(s) to Issuer               Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)              applicable line)
Redding, CA 90602                             Person (Voluntary)           X   Director          10% Owner     X    Form filed by
--------------------------------------                                   -----            -----              -----  One Reporting
      (City)      (State)      (Zip)       ----------------------------        Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person
                                                                         ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                      5,700                              D
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                                                  36,300 (1)                         I                    By Green Family Revocable
                                                                                                                 Living Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Stock Option (right to buy)       *        4/22/08       Common Stock     33,000       $9.07           D
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Explanation of Responses:


(1) The reported shares are held by the Green Family Revocable Living Trust for the benefit of Richard W. Green and Mary Gretchen Looff Green.
       Richard W. Green and Mary Gretchen Looff Green are co-trustees of the
       Green Family Revocable Living Trust.

* The option becomes exercisable as to 20% of the shares on 4/22/99 and vests in increments of 20% of the shares annually thereafter such that the option will be fully exercisable on 4/22/03.

                                                                                     /s/ Richard W. Green               12/22/98
**     Intentional misstatements or omissions of facts constitute Federal       -------------------------------   ------------------
       Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).               **Signature of Reporting Person          Date

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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                                                                                                                     SEC 1473 (7-96)